UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 14, 2008

IDENTIPHI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

13809 Research Blvd, Suite 275

Austin, Texas 78750

(Address of principal executive offices)

(512) 492-6220

(Registrant’s telephone number, including area code)

(Registrant’s former name and former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “IdentiPHI” refer to IdentiPHI, Inc., a Delaware corporation.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 14, 2008, we filed an amendment to our Certificate of Incorporation to effect a 1-for-15 reverse stock split, which will be effective as of 12:01 a.m. Eastern Time on February 19, 2008. As a result of the reverse stock split, every 15 shares of our common stock outstanding prior to the reverse stock split will be combined and reconstituted into one share of our common stock. No stockholder’s percentage ownership of common stock will be altered except for the effect of the treatment of fractional shares. We will not issue fractional shares in the reverse stock split. In lieu of such fractional shares, all shares of our common stock (including fractions thereof) held by a holder immediately prior to the reverse stock split will be aggregated for purposes of determining whether the reverse stock split would result in the issuance of a fractional share, and any fractional share resulting from the aggregation upon the reverse stock split will be converted into the right to receive one whole share of our common stock. The reverse stock split will decrease the number of shares of common stock outstanding from approximately 823 million shares to approximately 55 million shares. The reverse stock split will also decrease proportionally the number of common shares into which our outstanding options and warrants may be converted. In connection with the reverse stock split, the amendment to our Certificate also reduced the number of our authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares. A copy of the Certificate of Amendment to Certificate of Incorporation is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 14, 2008

99.1	Press Release, dated February 15, 2008, announcing reverse stock split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIPHI, INC.

Dated: February 15, 2008	By:	/s/ Jeffrey T. Dick
Jeffrey T. Dick
Chief Financial Officer

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